EXHIBIT 5

Xerox Corporation
P.O. Box 1600
Stamford, Connecticut 06904
203-968-3000

Office of General Counsel

Martin S. Wagner
Associate General Counsel,
Corporate, Finance and Ventures

Direct Dial (203) 968-3457
Fax (203) 968-3446

April 3, 1996

Re:  Xerox Corporation
     Form S-3 Registration Statement
     Registration of up to 300,000 shares of Common Stock

Gentlemen:

As Associate General Counsel, Corporate, Finance and Ventures of Xerox Corporation, a New York corporation (the "Company"), I am familiar with the filing of this Form S-3 Registration Statement ("Registration Statement") by the Company relating to the registration under the Securities Act of 1933, as amended (the "Act"), of up to 300,000 shares (the "Shares") of Common Stock, par value $1 per share ("Common Stock"), of the Company.

The Shares may be offered and sold by the Company from time to time at then current market prices to the Company's majority-owned subsidiary, Xerox Canada Inc., a Canadian corporation ("XCI"), to fulfill XCI's obligations to deliver such Shares upon the exchange of Non-Voting Exchangeable Class B Shares of XCI ("XCI Exchangeable Shares") by the holders thereof for shares of Common Stock.

In rendering the opinions set forth herein, either I or other lawyers in the Office of General Counsel of the Company who report either directly or indirectly to me have examined (i) the Registration Statement, (ii) the Agreement dated as of February 14, 1990, as amended by the Amending Agreement dated as of January 1, 1996, between the Company and XCI, pursuant to which the Shares may be issued and sold by the Company to XCI, (iii) the Company's Restated Certificate of Incorporation and By-Laws, each as amended to date,
(iv) certain minutes of meetings of the Board of Directors of the Company and
(v) such other documents and matters of law as have been considered necessary or desirable in rendering the opinions set forth herein.

Based upon the foregoing, it is my opinion that:

1. The Company has been duly incorporated and is validly existing in good standing under the laws of the State of New York.

2. The Shares, when duly executed, countersigned and delivered as contemplated by the Registration Statement and the prospectus contained therein, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the holders thereof under the laws of the State of New York.

I consent to the reference to my name under the caption "Legal Opinion" in the prospectus contained in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ MARTIN S. WAGNER

Martin S. Wagner
Associate General Counsel,
Corporate, Finance and Ventures